To:    Amerilithium Corp
Attn:  Matthew Worrall, CEO
Robert Allender, VP Exploration, Director

Dear Matthew,

Please consider this email letter an engagement agreement contemplating the below program of work, to be performed on the Paymaster Claims in Nevada, USA and that the contractual price for delivering this professional survey as described in our June 7, 2010 letter and additional works and costs described in our June 30, 2010 email.

This Engagement Agreement is made this 30th day of June 2010, by and between Amerilithium Corp. and GeoXplor Corporation.

Program of Work, (Mobilization July 7, 2010)

To extend and amend the original Gravity survey over the relevant areas of claim blocks PM32- PM67 Inclusive.

To complete a full CSAMT/MT survey over the relevant areas of the complete Paymaster property. This is to include the previously proposed scheme, plus the additional work required from the results of the extended Gravity Survey.

The total of this work to be $90,000.00 Payable as follows:

50% upon signing
30% upon completion of field work
20% upon delivery of final reports

Please be kind enough to sign in the space below on behalf of Amerilithium Corp., print and scan or fax to me this authorization and agreement to conduct this survey.

Many thanks.

/s/Clive Ashworth CEO
GeoXplor Corp

Accepted On Behalf of Amerilithium Corp.

/s/Matthew Worrall
----------------------------------
Matthew Worrall, CEO and President



                        Letterhead of GeoXplor Corp.

June 7, 2010

To:        Amerilithium Corp.
Attn:      Matthew Worrall, President
           Robert Allender, Geologist, Exploration Manager

Gentlemen,

Please find enclosed proposed budget for the CSAM/MT EM survey to be performed on the Paymaster Property in Nevada, along with explanatory information from our geophysicist, Jim Hasbrouck for your review and approval.

We anticipate a June 11/12 mobilization dates if that is agreeable with you.

Our policy is to request 50% of the proposed budget costs before mobilization, 30% on demobilization and the balance on submission of the report.

Thank you and we look forward to further exploration encouragement that will lead to the next phase which will be a drill program.

Regards,

/s/Clive Ashworth, CEO

C:  John Rud



                  Letter Head Of GeoXplor Corp.

June 7, 2010

To:    Amerilithium Corp
Attn:  Matthew Worrall President
Robert Allender, Geologist, Exploration Manager

Proposed Budget re CSAM/MT Survey Paymaster Claims, Clayton Valley
Area, Nevada

To Include: Project Preparation, mobilization-demobilization, consulting, wages, room and board, vehicles, consumables, equipment and supplies, rentals, supervision, disbursements and administration.

Mobilization-demobilization: Hasbrouck
 and GeoXplor Corp Personnel                         $6000.00
Data acquisition:
Jim Hasbrouck, Geophysicist; $1000.00/day x
  8 days                                             8,000.00
Lorin Stieff, geophysical operator 14 days
  @ $700.00/day                                      9,800.00
David Wilson, geophysical operator 14 days
  @ $700.00/day                                      8,400.00
Data processing and interpretation:                 13,500.00
Equipment rental:                                    5,500.00
Equipment shipping:                                  1,000.00
Equipment Insurance:                                   500.00
Final report:                                        3,500.00
Room and board: 36 mandays@$125.00/man/day           4,500.00
Trucks: 2 4x4 PU crew cabs @ $135.00/days
  X 22 days                                          5,940.00
ATV's: 3 @ $110.00/days x 14 days                    1,540.00
Gas:                                                  1000.00
Equipment and supplies:                              1,500.00

Total:                                             $70,680.00

Administration @ 15%:                               10,602.00
Grand Total:                                       $81,282.00

Say:                                               $81,000.00

www.geoxplor.com

                  Letterhead of Hasbrouck Geophysics, Inc.



                               MEMORANDUM

Date:  May 25, 2010

To:    Clive Ashworth and John Rud, GeoXplor Corp.
       West Vancouver, BC and Anthem, Arizona

From Jim Hasbrouck

Re:  Paymaster Canyon, Nevada, CSAMT/MT Survey Proposal for
AmeriLithium

A gravity survey was recently completed for Amerilithium Corp. over property optioned from GeoXplor Corp. in Paymaster canyon, Nevada. In the gravity survey report, it is recommended that controlled-source audio-magnetotellurics/magnetotellurics (CSAMT/MT) surveys be conducted over selected areas. CSAMT/MT is an electromagnetic (EM) geophysical method commonly used in the exploration industry. It determines the earth's two-dimensional subsurface electrical resistivity distribution by measuring time dependent variations of the earth's natural electric and magnetic fields, as well as the electric and magnetic fields resulting from high frequency induced waves. The resistivity information is generally used to determine subsurface geologic and hydrogeologic conditions and structure. The CSAMT/MT method is designed to investigate from depths of approximately 20 to 750 meters depending upon subsurface resistivity values. Lower resistivity values will decrease the investigation depth while higher values will generally result in greater depths of investigation.

Data for this project will be acquired with a StrataGem EH4 CSAMT/MT system, operating at frequencies ranging from 10 Hz to 92 kHz, manufactured by Geometrics Inc. of San Jose, California. A graphical representation of the field setup of the StrataGem EH4 instrument is shown in Figure 1. In essence, electric dipoles and magnetometers are laid out in perpendicular directions and both natural and transmitted frequencies are recorded from distant and non-polarized sources (i.e., the measured MEM fields will impinge upon the earth as uniform plane waves) in two dimensions. EM waves polarized in one direction will limit the type of measurements that can be made in addition to possibly introducing noise. Standard CSAMT surveys using a long dipole transmitter source oriented in one direction are generally influenced by near-surface conductors, often at the expense of deeper conductors of interest, and are not suitable for two-dimensional environments. Therefore, standard CSAMT surveys are not recommended. Also, a successful CSAMT/MT survey was conducted last year in Clayton Valley thus experience gained from that survey in essentially the same environments. Therefore, standard CSAMT surveys are not recommended. Also, a successful CSAMT/MT survey was conducted last year in Clayton Valley thus experience gained from that survey in essentially the same environment will be applied to this project area.

Figure 2 shows line and station locations for the proposed CSAMT/MT survey. The long south to north line essentially follows the axis of the bedrock elevation low as determined from the gravity survey, while the seven cross-lines are placed to highlight the lowest bedrock elevations. A nominal total of 96 stations are proposed at intervals of 250 meters. The data will be processed by Jim Hasbrouck using Geometrics' ElectroMagnetic Array Profile (EMAP) transform software that calculates the Bostick transform resistivities from the CSAMT/MT data. Subsequently values for each station will be converted into a format compatible with the Tecplot Focus 2009 computer software for presentations as two- and three-dimensional cross-sections, as appropriate, in both depth and elevation formats. Mr. Hasbrouck will also interpret the data and write the report.